Exhibit 99.1

For immediate release:

dELiA*s, Inc. Hires Michele Donnan Martin as
President of its dELiA*s Brand

NEW YORK—(BUSINESS WIRE)—Jan. 28, 2008—dELiA*s, Inc. (Nasdaq: DLIA), a direct marketing and retail company comprised of three lifestyle brands—dELiA*s, Alloy, CCS—primarily targeting consumers between the ages of 12 and 19, today announced that Michele Donnan Martin has joined the Company as President, dELiA*s Brand, to lead product design and merchandising for the dELiA*s Retail and Direct-to-Consumer divisions.  Ms. Martin will report to the Company’s Chief Executive Officer, Robert Bernard.

Ms. Martin brings extensive merchandising and design experience to dELiA*s.  From 1992 through 1999, Ms. Martin was Vice President, GMM of women’s and girls’ clothing at Abercrombie & Fitch and was instrumental in the successful launch and evolution of that brand.  Prior to Abercrombie, Ms. Martin held various merchandising positions at J.Crew and Macy’s.  Most recently, Ms. Martin led product design and development for Martin & Osa, a brand that is part of American Eagle Outfitters, Inc.

Rob Bernard, Chief Executive Officer of dELiA*s, commented, “Michele is one of the true merchant talents in our industry, and I’m thrilled to have her join us to head the dELiA*s brand team—Retail, Catalog and Web. We expect Michele’s leadership, creativity and experience in brand building to accelerate the progress we have made in establishing our brand and pursuing our multi-channel growth strategy.  We believe her expertise, together with the other personnel changes we made this quarter, will enable us to improve our fashion content and execution, as well as continue the momentum with which we entered the Holiday season.”

Michele Donnan Martin commented, “I believe there is a significant and vibrant segment in the market that is not being served adequately by any of the current nationwide juniors retailers, and I couldn’t be more excited about joining dELiA*s at this time.”

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands—dELiA*s, Alloy and CCS—generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites, and, for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate," "believe," "estimate," "expect," "expectation," "should," "project," "plan," "predict," "intend," and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the "Risk Factors That May Affect Future Results" section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

CONTACT:
dELiA*s, Inc.
Stephen A. Feldman
Chief Financial Officer
212-807-9060
Or
The Piacente Group
Brandi Piacente/Lesley Snyder
212-481-2050